Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Separation and Consulting Agreement”) is made and entered into by and between Ayelet Dugary and SIGA Technologies, Inc., a Delaware corporation.

DEFINITIONS

As used throughout this Separation and Consulting Agreement:

1.           “Dugary” refers to Ayelet Dugary, her heirs, executors, administrators, agents, successors, assigns and dependents.

2.           “SIGA” refers to SIGA Technologies, Inc., its past and present parents, subsidiaries, affiliates and related entities, and each of their respective past and present officers, directors, stockholders, agents, employees, predecessors, successors and assigns, in both their individual and corporate capacities.

3.           Hereinafter Dugary and SIGA may be referred to as the “Parties.”

RECITALS

WHEREAS, Dugary has been employed by SIGA since December 15, 2004;

WHEREAS, Dugary’s employment with SIGA is being terminated by Dugary pursuant to Section 4(e) of that certain employment agreement, dated as of January 22, 2007, by and between SIGA and Dugary, as amended (the “Employment Agreement”); and

WHEREAS, Dugary shall resign all officer positions with SIGA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, intending to be and being legally bound hereby, the Parties agree as follows:

AGREEMENT

1.   Dugary’s employment with SIGA will terminate effective on the date this Separation and Consulting Agreement becomes effective (the “Termination Date”). Dugary hereby resigns all positions Dugary holds at SIGA effective as of the Termination Date and agrees to execute any documentation necessary to effectuate such resignations.

2.   The parties agree that Dugary shall receive the payments and benefits in the manner and at the times set forth in Section 5(c) of the Employment Agreement; provided, however, that SIGA’ s obligations to provide the payments set forth in Section 5(c)(ii) of the

Employment Agreement shall cease in the event Dugary materially breaches her obligations under the Employment Agreement referred to in paragraph 7 of this Separation and Consulting Agreement and does not cure any such breach within 10 days of receiving written notice of such breach. SIGA acknowledges Dugary has 19 accrued, unused vacation days for which she is entitled to be paid. Except as modified by this Separation and Consulting Agreement the terms of the Employment Agreement shall remain in full force and effect.

3.   Dugary shall act as a consultant to SIGA to assist in projects as directed by SIGA’s Chief Executive Officer for a maximum of 100 hours during a period of 90 days from the Termination Date (the “Consulting Period”). Dugary shall make herself reasonably available during the first 30 days of the Consulting Period and shall make herself available as her schedule permits and subject to Dugary’s obligations to a future employer or other commitments to other parties as a consultant for the remaining 60 days of the Consulting Period. Dugary shall perform such consulting services at SIGA’s offices in New York City if reasonably required. SIGA shall pay Dugary $45,000 as a fee for her consulting services, in 6 equal installments of $7,500 in twice-monthly payments to be paid in arrears during the 90 days of the Consulting Period. SIGA shall also reimburse Dugary for business expenses necessarily and reasonably paid by Dugary in performing such services upon presentation of such supporting information as SIGA may reasonably require. Dugary shall inform SIGA on a weekly basis of the hours she has spent providing such services, which count shall be binding for purposes of this Separation and Consulting Agreement unless promptly objected to by SIGA. If SIGA wishes to utilize Dugary’s services further and Dugary wishes to continue to provide services at such time, the parties will agree on a fee or rate for such additional services. SIGA may terminate this consulting arrangement and shall thereafter be relieved of any further obligations under this paragraph 3 in the event Dugary materially breaches her obligations under this Separation and Consulting Agreement, including without limitation those provisions of the Employment Agreement referred to in paragraph 7 of this Separation and Consulting Agreement and does not cure any such breach within 10 days of receiving written notice of such breach.

4.   Dugary represents that she does not have any claim, action, or proceeding pending against SIGA (without waiver of any claim that may later exist by reason of this Separation and Consulting Agreement or Section 5(c) of the Employment Agreement).

5.   (a)           In accordance with Section 5(f) of the Employment Agreement, except as necessary to enforce the terms of this Separation and Consulting Agreement and Section 5(c) of the Employment Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Dugary hereby releases SIGA to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which Dugary has or may have for any period prior to her execution of this Separation and Consulting Agreement, including, but not limited to, any claim of wrongful discharge, defamation, fraud, misrepresentation or breach of contract, any claim for additional compensation, unpaid wages, unreimbursed expenses, severance pay, bonuses, stock options or restricted stock, or any claims of discrimination under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990 and all other federal, state and local laws, including but not limited to claims arising, inter alia, the New York State Human Rights Law, the New York City Human Rights Law, and the New York Executive Law, claims arising under any federal, state or local labor laws (including, without limitation, the New York Labor Law), any claim under the Employee Retirement Income Security Act of 1974, any claim under the common law, and any claim for attorneys’ fees or costs.

(b)   In consideration of the promises covenants and agreements set forth herein, except as necessary to enforce the terms of this Separation and Consulting Agreement, including without limitation those provisions of the Employment Agreement referred to in paragraph 7 of this Separation and Consulting Agreement, SIGA hereby releases Dugary to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which SIGA has or may have, and of which it has knowledge or should be aware, for any period prior to its execution of this Separation and Consulting Agreement, including but not limited to any claim of defamation, fraud, misrepresentation or breach of contract, any claim under the common law, and any claim for attorneys fees or costs.

6.   (a)           Except as expressly provided in Section 5(c) of the Employment

Agreement and this Separation and Consulting Agreement, Dugary shall not be entitled to any sum of money or benefits from SIGA. Dugary understands and agrees that the payments and benefits specified in paragraph 3 of this Separation and Consulting Agreement are being offered to her in exchange for her promises and covenants in this Separation and Consulting Agreement and that she would not otherwise be entitled to them.

(b)   SIGA agrees it will indemnify Dugary from any third-party claim arising out of Dugary’s faithful performance of her duties to SIGA to the fullest extent permitted by law and those provisions of SIGA’s corporate governance documents applicable generally to SIGA’s former officers and continue coverage for Dugary at levels then in effect for other former officers of SIGA under SIGA’s Directors and Officers insurance policies.

7.   It is a material condition of this Separation and Consulting Agreement that Dugary comply with the post-termination of employment provisions of Section 6 (entitled “Exclusive Employment; Non-competition; Non-solicitation, Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics”), Section 8(a) (entitled “Cooperation”), Section 8(c) (entitled “Protection of Reputation”) and Section 8(1) (entitled “Assistance in Proceedings, Etc.”) of the Employment Agreement, which are incorporated by reference herein and remain in effect. SIGA and Dugary hereby agree that any bio-warfare defense business with products that target Class A pathogens shall be considered a “Competing Business” for purposes of Section 6 of the Employment Agreement.

8.   Dugary and SIGA each agrees that she and it shall not make or publish any statement (orally, electronically, or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could libel, slander, expose to hatred, contempt or ridicule, or intentionally disparage (whether or not such disparagement legally constitutes libel or slander) the other; and, in the case of Dugary, any of SIGA’s products, services, affairs or operations; or the reputations of any of its respective past or present directors, officers, employees or agents.

9.   SIGA agrees that it and its representatives and agents shall not make or publish any statement that is inconsistent with the statements set forth in Exhibit A hereto.

10.   Nothing herein shall prevent either Party from making or publishing any truthful statement (a) when required by law, subpoena or court order, (b) in the course of any legal, arbitral or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization or (d) in connection with any investigation by SIGA.

11.   Dugary hereby relinquishes any and all authority she currently possesses for any bank or investment accounts of, or in respect of any securities owned or controlled by SIGA and will execute any documents SIGA submits to her which are necessary or useful to accomplish this withdrawal of authority.

12.   In executing this Separation and Consulting Agreement, neither of the Parties admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

13.   This Separation and Consulting Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

14.   Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the Party charged with giving such waiver. Waiver by any of the Parties hereto of any breach hereunder by any other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of any of the Parties in the exercise of any of their respective rights or remedies shall operate as a waiver thereof; and no single or partial exercise by any of the Parties of any such right or remedy shall preclude other or further exercise thereof.

15.   The unenforceability or invalidity of any provision or provisions of this Separation and Consulting Agreement shall not render any other provision or provisions hereof unenforceable or invalid.

16.   The Section entitled “Governing Law; Consent to Jurisdiction” contained in Section 8(d) of the Employment Agreement shall be utilized for any disputes arising out of or related to this Separation and Consulting Agreement.

17.   This Separation and Consulting Agreement may not be amended, superseded, cancelled or terminated other than in a writing signed both by Dugary and SIGA.

18.   The Parties acknowledge that they entered into this Separation and Consulting Agreement voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Separation and Consulting Agreement which are not expressly contained herein.

19.   Dugary is hereby advised to consult with an attorney prior to executing this Separation and Consulting Agreement. Dugary acknowledges that she has been afforded an opportunity to consult with the attorneys of her choice prior to executing this Separation and Consulting Agreement.

20.   Dugary is hereby notified that she will be given twenty-one (21) days from her receipt of this Separation and Consulting Agreement to consider this Separation and Consulting Agreement. Dugary is further notified that the executed Separation and Consulting Agreement shall be returned to the Chief Executive Officer at SIGA Technologies, Inc., 41 East 62nd Street, New York, New York 10065, New York, New York 10170, so that it is received on or before the end of this 21-day period. Dugary must sign and return this Separation and Consulting Agreement no later than the end of this 21-day period or the offer embodied in this Separation and Consulting Agreement shall be deemed withdrawn.

21.   Dugary acknowledges that she has been afforded an opportunity to take twenty-one (21) days to consider this Separation and Consulting Agreement. Dugary further acknowledges that she will have a period of seven (7) days following her execution of this Separation and Consulting Agreement in which to revoke her consent. Such revocation must be in writing and shall be transmitted to the Chief Executive Officer at SIGA Technologies, Inc., 41 East 62nd Street, New York, New York 10065, such that it is actually received prior to the expiration of this seven (7) day period. The Separation and Consulting Agreement will not become effective or enforceable until the revocation period has expired.

IN WITNESS WHEREOF, the parties have executed this Separation and Consulting Agreement on the dates indicated below.

/s/ Ayelet Dugary Ayelet Dugary	SIGA TECHNOLOGIES, INC. By: /s/ Eric A. Rose Eric A. Rose
2/25/11 Date	2/25/11 Date

Exhibit A

Ayelet Dugary was employed by SIGA Technologies, Inc. from December 15, 2004 through February 25, 2011, initially as Director of Finance and Controller. She was then promoted to Acting Chief Financial Officer and ultimately served SIGA as its Chief Financial Officer. Ms. Dugary resigned her employment effective as of February 25, 2011. Ms. Dugary has left SIGA’s employment on amicable terms and SIGA wishes her well in her future endeavors.

NOTE: The parties may also state that SIGA has engaged Ms. Dugary to act as a Consultant in the period following her employment.

7